As filed with the Securities and Exchange Commission on April 5, 2011
Registration No. 333-_______

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________
Form S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
________________

ZBB Energy Corporation
(Exact name of registrant as specified in its charter)

Wisconsin	4911	39-1987014
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification Number)

N93 W14475 Whittaker Way
Menomonee Falls, WI  53051
(262) 253-9800
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)
________________

Eric C. Apfelbach
Chief Executive Officer
ZBB Energy Corporation
N93 W14475 Whittaker Way
Menomonee Falls, WI  53051
(262) 253-9800
(Name, address, including zip code, and telephone number,
including area code, of agent for service)
________________

Please send copies of all communications to:
Mark R. Busch
K&L Gates LLP
214 North Tryon Street, Suite 4700
Charlotte, NC 28202
(704) 331-7440

Approximate date of commencement of proposed sale to the public:  From time to time after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated file, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer                                                 Accelerated filer                                                           Non-accelerated filer                                                Smaller reporting company☑

(Do not check if a smaller reporting company)

_____________________________
CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Common stock	$8,711,323	$1,011.38
Total Registration Fee	$8,711,323	$1,011.38

(1)              Calculated pursuant to Rule 457(o) on the basis of the maximum aggregate offering price of all of the securities to be registered.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

PROSPECTUS
Subject to Completion, Dated    , 2011

Up to $8,711,323 of Shares of Common Stock

We are offering up to $8,711,323 of shares of our common stock to Socius CG II, Ltd. (“Socius”). On August 30, 2010 we entered into an amended and restated securities purchase agreement (“Securities Purchase Agreement”) with Socius. Pursuant to the Securities Purchase Agreement we have the right over a term of two years, subject to certain conditions, to require Socius to purchase up to $10 million of shares of redeemable Series A preferred stock in one or more tranches.  The shares of Series A preferred stock accumulate dividends at an annual rate of 10%.  The shares of Series A preferred stock are redeemable at our election at any time after the one year anniversary of issuance.  The Series A preferred shares are not convertible into common stock.

Under the Securities Purchase Agreement, in connection with each tranche Socius is obligated to purchase that number of shares of our common stock equal in value to 135% of the amount of the tranche at a per share price equal to the closing bid price of the common stock on the trading day preceding our delivery of the tranche notice. Socius may pay for the shares it purchases at its option, in cash or with a secured promissory note.

Through the date of this prospectus, Socius has purchased from us a total of $4,788,677 of shares of Common Stock and $3,554,678 of shares of redeemable Series A preferred stock under the Securities Purchase Agreement.  The shares of common stock covered by this prospectus represent the remaining shares of Common Stock that may be purchased by Socius under the Securities Purchase Agreement.

We have been advised by Socius that the resale of any shares by Socius may be made by means of ordinary brokers’ transactions on the NYSE Amex or through any other means described in the section of this prospectus entitled “Plan of Distribution.” For additional information on the methods of sale that may be used by Socius, and regarding the terms of the Securities Purchase Agreement, see the section entitled “Plan of Distribution” beginning on page 15 of this prospectus.

For a more detailed description of our common stock, see the section entitled “Common Stock” beginning on page 12 of this prospectus.

Our common stock is quoted on the NYSE Amex Market under the symbol “ZBB.” The last reported sale price of our common stock on April 1, 2011 was 1.20 per share.

Because there is no minimum offering amount required as a condition to closing in this offering, the actual offering amount, and proceeds to us, if any, are not presently determinable and may be less than the total maximum offering amounts set forth above.

Investing in our securities involves a high degree of risk.   We strongly recommend that you read carefully the risks we described in this prospectus.  See “Risk Factors” beginning on page 3 of this prospectus for more information.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is    , 2011.

Table of Contents

Prospectus Summary	2
Risk Factors	3
Use of Proceeds	10
Dilution	11
Description of Securities	12
Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities	14
Plan of Distribution	14
Selling Stockholder	16
Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters	17
Legal Matters	18
Experts	18
Disclosure of Commission Position on Indemnification for Securities Act Liabilities	19
Where You Can Find More Information	20
Documents Incorporated By Reference	20

Cautionary Note Regarding Forward-Looking Statements

This prospectus contains forward-looking statements that are based on current expectations, estimates, forecasts and projections regarding management’s beliefs and assumptions about the industry in which we operate. Such statements include, in particular, statements about our plans, strategies and prospects under the headings “Prospectus Summary,” “Risk Factors,” “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.” When used in this prospectus, the words “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would,” and similar expressions identify forward-looking statements.

Forward-looking statements are not a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on information available at the time the statements are made and involve known and unknown risks, uncertainties and other factors that may cause actual outcomes and results to differ materially from what is expressed or forecasted in such forward-looking statements.

Except as required by applicable law, we assume no obligation to update any forward-looking statements publicly or to update the reasons why actual results could differ materially from those anticipated in any forward-looking statements, even if new information becomes available in the future.

Prospectus Summary

This summary highlights information about our Company and this offering contained elsewhere in this prospectus and is qualified in its entirety by the more detailed information and financial statements included elsewhere in this prospectus. You should read this entire prospectus carefully, including “Risk Factors” as well as the information incorporated by reference in this prospectus, before making an investment decision. In this prospectus, unless otherwise specified or the context otherwise requires, the terms “we,” “us,” “our,” “the Company,” or “ours” refer to ZBB Energy Corporation and its consolidated subsidiaries.

About ZBB Energy Corporation

ZBB Energy Corporation (NYSE AMEX: ZBB) provides advanced electrical power management platforms targeted at the growing global need for distributed renewable energy, energy efficiency, power quality, and grid modernization.  ZBB and its power electronics subsidiary, Tier Electronics, LLC have developed a portfolio of  intelligent power management platforms that directly integrate multiple renewable and conventional onsite generation sources with rechargeable zinc bromide flow batteries and other storage technology. The company also offers advanced systems to directly connect wind and solar equipment to the grid and systems that can form various levels of micro-grids.  Tier Electronics participates in the energy efficiency markets through their hybrid vehicle control systems, and power quality markets with their line of regulation solutions. Together, these platforms solve a wide range of electrical system challenges in global markets for utility, governmental, commercial, industrial and residential end customers. A developer and manufacturer of its modular, scalable and environmentally friendly power systems (“ZESS POWR™”), ZBB Energy was founded in 1998 and is headquartered in Wisconsin, USA with offices also located in Perth, Western Australia.

Corporate Information

Our executive offices are located at N93 W14475 Whittaker Way, Menomonee Falls, Wisconsin  53051, and our telephone number is 262.253.9800.  Our Internet address is www.zbbenergy.com.  The information on our website is not incorporated by reference into this prospectus, and you should not consider it part of this prospectus.

Securities Purchase Agreement

On August 30, 2010 we entered into an amended and restated securities purchase agreement (“Securities Purchase Agreement”) with Socius CG II, Ltd. (“Socius”). Pursuant to the Securities Purchase Agreement we have the right over a term of two years, subject to certain conditions, to require Socius to purchase up to $10 million of shares of redeemable Series A preferred stock in one or more tranches.

The shares of Series A preferred stock accumulate dividends at an annual same rate of 10%.  The shares of Series A preferred stock are redeemable at our election at any time after the one year anniversary of issuance.  The Series A preferred shares are not convertible into common stock.

Under the Securities Purchase Agreement, in connection with each tranche Socius is obligated to purchase that number of shares of our common stock equal in value to 135% of the amount of the tranche at a per share price equal to the closing bid price of the common stock on the trading day preceding our delivery of the tranche notice. Socius may pay for the shares it purchases at its option, in cash or with a secured promissory note.

Through the date of this prospectus, Socius has purchased from us a total of $4,788,677 of shares of Common Stock and $3,554,678 of shares of redeemable Series A preferred stock under the Securities Purchase Agreement.  The registration statement of which this prospectus is a part registers the remaining shares of common stock that may be purchased by Socius under the Securities Purchase Agreement.

Risk Factors

You should carefully consider the risks described below before making an investment decision. You should also refer to the other information in this prospectus as well as the information incorporated by reference in this prospectus including our financial statements and the related notes. If any of the following risks actually occur, our business, results of operations and financial condition could suffer. In that event the trading price of our common stock could decline, and you may lose all or part of your investment. The risks discussed below also include forward-looking statements and our actual results may differ substantially from those discussed in these forward-looking statements.

Our stock price could be volatile and our trading volume may fluctuate substantially.

The price of our common stock has been and may in the future continue to be extremely volatile, with the sale price fluctuating from a low of $0.20 to a high of $6.00 since June 18, 2007, the first day our stock was traded on the NYSE Amex (formerly American Stock Exchange).  Many factors could have a significant impact on the future price of our common stock, including:

•	our inability to raise additional capital to fund our operations, whether through the issuance of equity securities or debt;

•	our failure to successfully advance the development of our programs or otherwise implement our business objectives;

•	issuance of new or changed securities analysts’ reports or recommendations;

•	significant acquisitions or business combinations, strategic partnerships, joint ventures or capital committees by or involving us or our competitors;

•	our ability to consummate a strategic transaction to ensure the continued funding of our operations, including corporate collaborations, merger and acquisition activities and consolidations;

•	our ability to successfully integrate our acquisitions and realize anticipated benefits from acquisitions;

•	changes or contemplated changes in U.S. and foreign governmental regulations;

•	competitors’ publicity regarding actual or potential products under development;

•	competitors announcing technological innovations or new commercial products;

•	changes in our intellectual property portfolio or developments or disputes concerning proprietary rights, including patent litigation;

•	actual or anticipated fluctuations in our quarterly financial and operating results;

•	changes in accounting policies or practices;

•	news reports relating to trends, concerns and other issues in our industry;

•	general domestic and international economic conditions and other external factors;

•	general market conditions; and

•	the degree of trading liquidity in our common stock.

In addition, the stock market has from time to time experienced extreme price and volume fluctuations.  This volatility has had a significant effect on the market price of securities issued by many companies which may be unrelated to the operating performance of those particular companies.  These broad market fluctuations may adversely affect our share price, notwithstanding our operating results, and any shares of common stock purchased in this offering may in the future trade at a lower price than that at which they were purchased.

For the three-month period ended March 31, 2011, the daily trading volume for shares of our common stock ranged from 57,600 to 2,951,100  shares traded per day, and the average daily trading volume during such three-month period was 484,790 shares traded per day. Accordingly, our investors who wish to dispose of their shares of common stock on any given trading day may not be able to do so or may be able to dispose of only a portion of their shares of common stock.

We have incurred losses and anticipate incurring continuing losses.

For the six months ended December 31, 2010, the Company had revenues of $234,681. During this period, the Company had a net loss of $3,872,575. For the year ended June 30, 2010, the Company had revenues of $1,545,980. During this period, the Company had a net loss of $9,606,826. There can be no assurance that the Company will have income from operations or net income in the future.  As of December 31 we had an accumulated deficit of $50.8 million. We anticipate that we will continue to incur losses until we can produce and sell a sufficient number of our systems to be profitable. However, we cannot predict when we will operate profitably, if ever. Even if we do achieve profitability, we may be unable to sustain or increase our profitability in the future.

We will need additional financing.

We will need additional financing to maintain and expand our business, and such financing may not be available on favorable terms, if at all.  In the event that we issue any additional equity securities, investors’ interests in the company will be diluted and investors may suffer dilution in their net book value per share depending on the price at which such securities are sold.  If we issue any such additional equity securities, such issuances also will cause a reduction in the proportionate ownership and voting power of all other stockholders.  Further, any such issuance may result in a change in control.

When we need additional financing, we cannot provide assurance that it will be available on favorable terms, if at all. If we need funds and cannot raise them on acceptable terms, we may not be able to:

•	execute our growth plan;

•	take advantage of future opportunities, including synergistic acquisitions;

•	respond to customers and competition; or

•	remain in operation.

We are not restricted from issuing additional common stock, including any securities that are convertible into or exchangeable for, or that represent the right to receive, common stock.  The issuance of any additional shares of common stock or securities convertible into, exchangeable for or that represent the right to receive common stock or the exercise of such securities could be substantially dilutive to shareholders of our common stock.  The market price of our common stock could decline as a result of sales of shares of our common stock made after this offering or the perception that such sales could occur.  Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings.  Thus, our shareholders bear the risk of our future offerings reducing the market price of our common stock and diluting their interests in us.

The Series A preferred shares issuable to Socius under the Securities Purchase Agreement are senior to our common stock upon liquidation. We may issue other debt and/or senior equity securities in the future which would be senior to our common stock upon liquidation.  Upon liquidation, holders of our debt securities, senior equity securities and lenders with respect to other borrowings will receive distributions of our available assets prior to the holders of our common stock.

If we fail to adequately manage our resources, it could have a severe negative impact on our financial results or stock price.

We could be subject to fluctuations in technology spending by existing and potential customers. Accordingly, we will have to actively manage expenses in a rapidly changing economic environment. This could require reducing costs during economic downturns and selectively growing in periods of economic expansion. If we do not properly manage our resources in response to these conditions, our results of operations could be negatively impacted.

We may be unsuccessful in our efforts to obtain federal government grants which could harm our business and results of operations.  We also may be unsuccessful in our efforts to monetize government tax credits and other off balance sheet assets.

We may seek to obtain government grants and subsidies in the future to offset all or a portion of the costs of maintaining and expanding our business. We cannot be certain that we will be able to secure any such government grants or subsidies. Any grants that we may obtain could be terminated, modified or recovered by the granting governmental body under certain conditions.  We also have $38 million of net operating loss carryforwards and $14.675 million of Department of Energy sponsored tax credits.  We are exploring ways to monetize or to use these off balance sheet assets.  However, there can be no assurance that these efforts will prove successful.

We may experience difficulties in integrating the business of Tier Electronics LLC and could fail to realize the potential benefits of the acquisition.

In January 2011 we acquired substantially all of the net assets of Tier Electronics, LLC (“Seller”) used in connection with Seller’s business of developing, manufacturing, marketing and selling power electronics products for and to original equipment manufacturers in various industries.  This acquisition significantly expands our product portfolio, customer base and served market and is expected to add significantly to revenue growth and be accretive to operating cash flows.  However, these expectations are based on preliminary projections which may materially change.  Achieving the anticipated benefits of the acquisition is subject to a number of uncertainties including:

•	our ability to integrate certain of Seller’s operations or take advantage of expected growth opportunities;

•	general market and economic conditions;

•	general competitive factors in the marketplace; and

•	potentially higher than expected costs required to achieve the anticipated benefits of the acquisition.

Our inability to realize the potential benefits of the acquisition, as well as any delay in successfully integrating Seller’s business, could have an adverse effect upon our revenues, level of expenses and operating results.

Our success depends on our ability to retain our managerial personnel and to attract additional personnel.

Our success depends largely on our ability to attract and retain managerial personnel. Competition for desirable personnel is intense, and there can be no assurance that we will be able to attract and retain the necessary staff. We currently have 31 full-time employees.  The loss of members of managerial staff could have a material adverse effect on our future operations and on successful development of products for our target markets. The failure to maintain management and to attract additional key personnel could materially adversely affect our business, financial condition and results of operations.

Businesses and consumers might not adopt alternative energy solutions as a means for obtaining their electricity and power needs, and therefore our revenues may not increase, and we may be unable to achieve and then sustain profitability.

On-site distributed power generation solutions, such as fuel cell, photovoltaic and wind turbine systems, which utilize our energy storage systems, provide an alternative means for obtaining electricity and are relatively new methods of obtaining electrical power that businesses may not adopt at levels sufficient to grow this part of our business. Traditional electricity distribution is based on the regulated industry model whereby businesses and consumers obtain their electricity from a government regulated utility. For alternative methods of distributed power to succeed, businesses and consumers must adopt new purchasing practices and must be willing to rely upon less traditional means of purchasing electricity. We cannot assure you that businesses and consumers will choose to utilize on-site distributed power at levels sufficient to sustain our business in this area. The development of a mass market for our products may be impacted by many factors which are out of our control, including:

•	market acceptance of fuel cell, photovoltaic and wind turbine systems that incorporate our products;

•	the cost competitiveness of these systems;

•	regulatory requirements; and

•	the emergence of newer, more competitive technologies and products.

If a mass market fails to develop or develops more slowly than we anticipate, we may be unable to recover the losses we will have incurred to develop these products.

Our industry is highly competitive and we may be unable to successfully compete.

We compete in the market for renewable energy products and services which is intensely competitive.  Evolving industry standards, rapid price changes and product obsolescence also impact the market. Our competitors include many domestic and foreign companies, most of which have substantially greater financial, marketing, personnel and other resources than we do.  Our current competitors or new market entrants could introduce new or enhanced technologies, products or services with features that render our technologies, products or services obsolete or less marketable.  Our success will be dependent upon our ability to develop products that are superior to existing products and products introduced in the future, and which are cost effective. In addition, we may be required to continually enhance any products that are developed as well as introduce new products that keep pace with technological change and address the increasingly sophisticated needs of the marketplace. Even if our technology currently proves to be commercially feasible, there is extensive research and development being conducted on alternative energy sources that may render our technologies and protocols obsolete or otherwise non-competitive.

Technological developments in any of a large number of competing processes and technologies could make our technology obsolete and we have little ability to manage that risk. There can be no assurance that we will be able to keep pace with the technological demands of the marketplace or successfully develop products that will succeed in the marketplace. As a small company, we will be at a competitive disadvantage to most of our competitors, which include larger, established companies that have substantially greater financial, technical, manufacturing, marketing, distribution and other resources than us.

There can be no assurance that new products or technologies, presently unknown to management, will not, at any time in the future and without warning, render our technology less competitive or even obsolete. Technology advances claimed by current or new competitors may ultimately prove to make our products obsolete. Major companies, academic and research institutions, or others, for example, could develop new products which could potentially render our products obsolete. Moreover, our technology could be susceptible to being analyzed and reconstructed by an existing or potential competitor. Although the Company may be the license holder of certain United States patents respecting its products, we may not have the financial resources to successfully defend such patents, were it to become necessary, by bringing patent infringement suits against parties that have substantially greater resources than those available to us.

In addition, competitors may develop technology and products that can be sold and installed at a lower per unit cost. There can be no assurance that we will have the capital resources available to undertake the research which may be necessary to upgrade our equipment or develop new devices to meet the efficiencies of changing technologies. Our inability to adapt to technological change could have a materially adverse effect on our results of operations.

Unless we keep pace with changing technologies, we could lose existing customers and fail to win new customers.

Our future success will depend upon our ability to develop and introduce a variety of new products and services and enhancements to these new products and services in order to address the changing needs of the marketplace. We may not be able to accurately predict which technologies customers will support. If we do not introduce new products, services and enhancements in a timely manner, if we fail to choose correctly among technical alternatives or if we fail to offer innovative products and services at competitive prices, customers may forego purchases of our products and services and purchase those of our competitors.

If our products do not perform as promised, we could experience increased costs, lower margins and harm to our reputation.

The failure of our products to perform as promised could result in increased costs, lower margins and harm to our reputation. This could result in contract terminations and have a material adverse effect on our business and financial results.

Our relationships with our strategic partners may not be successful and we may not be successful in establishing additional partnerships, which could adversely affect our ability to commercialize our products and services.

An important element of our business strategy is to enter into strategic partnerships with partners who can assist us in achieving our business goals.  If we are unable to reach agreements with suitable strategic partners, we may fail to meet our business objectives for the commercialization of our products. We may face significant competition in seeking appropriate alliance partners. Moreover, these development agreements and strategic alliances are complex to negotiate and time consuming to document. We may not be successful in our efforts to establish additional strategic partnerships or other alternative arrangements. The terms of any additional strategic partnerships or other arrangements that we establish may not be favorable to us. In addition, these partnerships may not be successful, and we may be unable to sell and market our products to these companies and their affiliates and customers in the future, or growth opportunities may not materialize, any of which could adversely affect our business, financial condition and results of operations.

Shortages or delay of supplies of component parts may adversely affect our operating results until alternate sources can be developed.

Our operations are dependent on the ability of suppliers to deliver quality components, devices and subassemblies in time to meet critical manufacturing and distribution schedules. If we experience any constrained supply of any such component parts, such constraints, if persistent, may adversely affect operating results until alternate sourcing can be developed. There may be an increased risk of supplier constraints in periods where we are increasing production volume to meet customer demands. Volatility in the prices of these component parts, an inability to secure enough components at reasonable prices to build new products in a timely manner in the quantities and configurations demanded or, conversely, a temporary oversupply of these parts, could adversely affect our future operating results.

We have no experience manufacturing our products on a large-scale basis and may be unable to do so at our current facility.

To date, we have achieved only very limited production of our energy storage systems and have no experience manufacturing our products on a large-scale basis. In February 2006 we acquired a building we were previously leasing in Menomonee Falls, Wisconsin which provides up to 72,000 square feet for use as a manufacturing facility. This facility is currently producing at less than 10% of its expected capacity. However, we do not know whether our current manufacturing facility, even if operating at full capacity, will be adequate to enable us to produce the energy storage systems in sufficient quantities to meet hoped for future orders. If there is demand for our products, our inability to manufacture a sufficient number of units on a timely basis would have a material adverse effect on our business prospects, financial condition and results of operations.

We market and sell, and plan to market and sell, our products in numerous international markets. If we are unable to manage our international operations effectively, our business, financial condition and results of operations could be adversely affected.

We market and sell, and plan to market and sell, our products in a number of foreign countries, including Australia, South Africa, Canada, European Union countries, the United Kingdom, Italy, Chile, Brazil, India, Mexico as well as Puerto Rico, various Caribbean island nations and various southeast Asia countries, and we are therefore subject to risks associated with having international operations. Risks inherent in international operations include, but are not limited to, the following:

•	changes in general economic and political conditions in the countries in which we operate;

•	unexpected adverse changes in foreign laws or regulatory requirements, including those with respect to renewable energy, environmental protection, permitting, export duties and quotas;

•	trade barriers such as export requirements, tariffs, taxes and other restrictions and expenses, which could increase the prices of our products and make us less competitive in some countries;

•
fluctuations in exchange rates may affect demand for our products and may adversely affect our profitability in US dollars to the extent the price of our products and cost of raw materials and labor are denominated in a foreign currency;

•	difficulty with staffing and managing widespread operations;

•	difficulty of, and costs relating to compliance with, the different commercial and legal requirements of the overseas markets in which we offer and sell our products;

•	inability to obtain, maintain or enforce intellectual property rights; and

•	difficulty in enforcing agreements in foreign legal systems.

Our business in foreign markets requires us to respond to rapid changes in market conditions in these countries. Our overall success as a global business depends, in part, on our ability to succeed in differing legal, regulatory, economic, social and political conditions. We may not be able to develop and implement policies and strategies that will be effective in each location where we do business, which in turn could adversely affect our business, financial condition and results of operations.

Currency translation and transaction risk may adversely affect our business, financial condition and results of operations.

Our reporting currency is the US dollar, and we conduct our business and incur costs in the local currency of most countries in which we operate. As a result, we are subject to currency translation risk.  We expect a portion of our revenues to be generated outside the United States and denominated in foreign currencies in the future. Changes in exchange rates between foreign currencies and the US dollar could affect our revenues and cost of revenues, and could result in exchange losses.  We cannot accurately predict the impact of future exchange rate fluctuations on our results of operations.  Currently, we do not engage in any exchange rate hedging activities and, as a result, any volatility in currency exchange rates may have an immediate adverse effect on our business, results of operations and financial condition.

The success of our business depends on our ability to develop and protect our intellectual property rights, which could be expensive.

Our success depends to a significant extent on our ability to obtain patent protection on technologies and products and preserve trade secrets and to operate without infringing the proprietary rights of others. There can be no assurance that any patent applications or patents we are able to license will afford any competitive advantages or will not be challenged or circumvented by third parties. Furthermore, there can be no assurance that others will not independently develop similar technologies or duplicate any technology developed by us. Because of the extensive time required for development, testing and regulatory review of a potential product, it is possible that before any of our potential products can be commercialized, any related patent may expire, or remain in existence for only a short period following commercialization, thus reducing any advantage of the patent.

We also rely on trademarks, copyrights, trade secrets and know-how to develop, maintain and strengthen our competitive positions. While we take steps to protect our proprietary rights to the extent possible, there can be no assurance that third parties will not know, discover or develop independently equivalent proprietary information or techniques, that they will not gain access to our trade secrets or disclose our trade secrets to the public. Therefore, we cannot guarantee that we can maintain and protect unpatented proprietary information and trade secrets. Misappropriation of our intellectual property would have an adverse effect on our competitive position and may cause us to incur substantial litigation costs.

We may be subject to claims that we infringe the intellectual property rights of others, and unfavorable outcomes could harm our business.

Our future operations may be subject to claims, and potential litigation, arising from our alleged infringement of patents, trade secrets or copyrights owned by other third parties. We intend to fully comply with the law in avoiding such infringements. However, we may become subject to claims of infringement, including such claims or litigation initiated by existing, better-funded competitors. We could also become involved in disputes regarding the ownership of intellectual property rights that relate to our technologies. These disputes could arise out of collaboration relationships, strategic partnerships or other relationships. Any such litigation could be expensive, take significant time, and could divert management’s attention from other business concerns. Our failure to prevail in any such legal proceedings, or even the mere occurrence of such legal proceedings, could substantially affect our ability to meet our expenses and continue operations.

If our stockholders’ equity continues to remain below the minimum requirement, our common stock may be delisted from the NYSE Amex, which would cause our common stock to become less liquid.

Our shares have been listed on the NYSE Amex (formerly the American Stock Exchange) since June 18, 2007.  We are required to comply with all reporting and listing requirements on a timely manner and maintain our corporate governance and independent director standards. The NYSE Amex imposes, among other requirements, listing maintenance standards including minimum stockholders’ equity, minimum price and market capitalization requirements.

On December 2, 2010, we received notice from the NYSE Amex staff indicating that we were noncompliant with the requirements of Section 1003(a)(i) of the NYSE Amex’s company guide with respect to minimum stockholders’ equity based on our annual report for the period ended June 30, 2010, and our quarterly report for the period ended September 30, 2010.  The notice provided that we should submit a plan that would reestablish compliance with the listing requirements.  We submitted a compliance plan to the NYSE Amex staff, and on February 4, 2011, the NYSE Amex staff notified us that they had accepted our compliance plan.  The NYSE Amex staff granted us an extension until June 12, 2012, to regain compliance with the continued listing standards.  We will be able to continue our listing during the plan period pursuant to the extension and will be subject to periodic review by the NYSE Amex staff.  Failure to make progress consistent with the plan or to regain compliance with the continued listing standards by the end of the applicable extension periods could result in our shares being delisted from the NYSE Amex.

If the NYSE Amex delists our common stock from trading for this reason or for failing to meet any other ongoing listing requirements, among other things, it could lead to a number of negative implications, including reduced liquidity in our common stock and greater difficulty in obtaining financing. There can be no assurance that our common stock will remain eligible for trading on the NYSE Amex.

We have never paid cash dividends and do not intend to do so.

We have never declared or paid cash dividends on our common stock. We currently plan to retain any earnings to finance the growth of our business rather than to pay cash dividends. Payments of any cash dividends in the future will depend on our financial condition, results of operations and capital requirements, as well as other factors deemed relevant by our board of directors.

Use of Proceeds

Assuming the issuance and sale of all shares of common stock issuable under this offering, we estimate that the aggregate net proceeds after deducting our estimated offering expenses will be approximately $8.7 million. However, the offering does not specify any minimum purchase or sale of any specific number of shares. As a result, our actual net proceeds may be significantly less.  In addition, there can be no assurance that we will receive any immediate cash proceeds from the sale of shares in this offering since the shares may be paid for with secured promissory notes.

We anticipate applying amounts due us under any such promissory notes towards redemption of the shares of Series A preferred stock issued to Socius under the Securities Purchase Agreement.  If we receive any cash proceeds, we intend to use such proceeds for general corporate purposes.

Dilution

Our net tangible book value as of December 31, 2010 was ($420,724) or ($0.02) per share of common stock. Net tangible book value per share represents total tangible assets less total liabilities, divided by the number of shares of common stock outstanding. On a pro forma basis after giving effect to (1) our issuance on January 12, 2011 of a total of 2,103,532 shares of common stock to investors pursuant to the stock purchase agreements with such investors dated December 29, 2010 and January 3, 2011 for an aggregate purchase price of $2,000,000, (2) our acquisition of substantially all of the net assets of Tier Electronics LLC (“Seller”) used in connection with Seller’s business of developing, manufacturing, marketing and selling power electronics products for and to original equipment manufacturers in various industries and our payment of the purchase price therefor comprised of (A) a  $1.35 million promissory note, (B) 800,000 shares of common stock and (C) assumption of approximately $900,000 of Seller’s liabilities, (3) our completion on January 27, 2011 of the third tranche under the Securities Purchase Agreement, each as described in our Quarterly Report on Form 10-Q filed with the SEC on February 14, 2011, and (4) our completion on March 31, 2011 of the fourth tranche under the Securities Purchase Agreement, our net tangible book value as of December 31, 2010 would have been $2,769,279 or $0.10 per share of common stock.  On a pro forma as adjusted basis assuming the issuance and sale of all shares of common stock issuable under this offering and based on an assumed price of $1.26 per share (which was the closing bid price per  share of our common stock on March 16, 2011 and the price at which Socius purchased shares of our common stock in connection with the  fourth tranche under the Securities Purchase Agreement), our net tangible book value as of December 31, 2010 would have been $11,480,599, or $0.34 per share. This represents an immediate increase in net tangible book value of $0.24 per share to existing stockholders and an immediate dilution in net tangible book value of $0.92 per share to purchasers of common stock in this offering.  The following table illustrates this calculation.

Assumed Offering price per share of common stock		$1.26
Pro forma net tangible book value per share as of December 31, 2010	$0.10
Increase per share attributable to this offering	$0.24
As adjusted tangible book value per share after this offering		$0.34
Dilution per share to new investors in this offering		$0.92

The number of shares of common stock outstanding in the table and calculations above is based on 21,393,236 outstanding as of December 31, 2010 and excludes:

•	1,886,031 shares of common stock issuable upon the exercise of warrants outstanding with a weighted average exercise price of $1.73 per share;

•	2,461,303 shares of common stock issuable upon the exercise of options outstanding with a weighted average exercise price of $1.68 per share;

•	2,579,615 shares of common stock reserved for future grants and awards under our equity incentive plans as of December 31, 2010; and

•	shares of common stock issuable upon exercise of warrants to be issued in connection with this offering.

Description of Securities

Authorized Capital

Our articles of incorporation authorize us to issue 150 million shares of common stock, par value $0.01 per share .  In addition, our articles of incorporation authorize us to issue 10,000,000 shares of undesignated preferred stock, par value $0.01 per share.  In accordance with the Securities Purchase Agreement our Board of Directors approved a certificate of designation of preferences, rights and limitations (the “Certificate of Designations”) pursuant to which 2,000 shares of Series A preferred stock were authorized.

As of April 1, 2011, we had 355.467756 shares of Series A preferred stock issued and outstanding and 26,787,953 shares of common stock issued and outstanding.

Common Stock

Each outstanding share of our common stock is entitled to one vote on all matters submitted to a vote of shareholders. There is no cumulative voting.

The holders of outstanding shares of our common stock are entitled to receive dividends out of assets legally available for the payment of dividends at the times and in the amounts as our board of directors may from time to time determine. The shares of our common stock are neither redeemable nor convertible. Holders of our common stock have no preemptive or subscription rights to purchase any of our securities. Upon our liquidation, dissolution or winding up, the holders of our common stock are entitled to receive pro rata our assets which are legally available for distribution, after payment of all debts and other liabilities and subject to the prior rights of any holders of preferred stock then outstanding.

We have not declared or paid cash dividends on our common stock and do not anticipate paying any cash dividends in the foreseeable future. We expect to retain future earnings, if any, to fund the development and growth of our business. Our board of directors will determine future dividends, if any.

Warrants

Under the terms of the Securities Purchase Agreement we issued a warrant to Socius.  The material terms and provisions of this warrant are summarized below.  For the complete terms of the warrant, you should refer to the warrant which is filed as an exhibit to the registration statement of which this prospectus is part.

Under the Securities Purchase Agreement, in connection with each tranche of shares of Series A preferred stock a portion of the warrant issued to Socius under the Securities Purchase Agreement will become exercisable over a two-year period for a number of shares of common stock equal to 35% of the amount of the tranche at a per share price equal to the closing bid price of the common stock on the date preceding our delivery of the tranche notice.  Socius may pay the warrant exercise price, at Socius’ option, in cash or through issuance of a secured promissory note.

Pursuant to the Securities Purchase Agreement, in connection with each tranche the warrant will be automatically exercised with respect to the number of shares Socius becomes entitled to purchase under the warrant in connection with the tranche.

The warrant provides that we may not submit a tranche notice if after giving effect to the acquisition of the warrant shares associated with such tranche, Socius, together with its affiliates and any person acting as a group with such holder, would beneficially own in excess of 9.99% of our outstanding common stock.  If we fail to timely deliver shares following exercise of a warrant, we will be obligated for liquidated damages and compensation for any purchases made by the holder to cover any shares not timely delivered.

Series A Preferred Stock

The material terms and provisions of the Series A preferred stock are summarized below.  For the complete terms of the Series A preferred stock, you should refer to the certificate of designations which is filed as an exhibit to the registration statement of which this prospectus is part.

Ranking and Voting

The Series A preferred stock ranks with respect to rights upon liquidation, winding-up or dissolution, (1) senior to common stock, and any other classes of stock or series of preferred stock of the Company, and (2) junior to all existing and future indebtedness of the Company. Except as required by law or as set forth in the certificate of designations for the Series A preferred stock, holders of the Series A preferred stock do not have rights to vote on any matters, questions or proceedings, including the election of directors.

Protective Provisions

 So long as any shares of Series A preferred stock are outstanding, we may not, without the affirmative approval of the holders of a majority of the shares of the Series A preferred stock then outstanding (voting as a class), (1) alter or change adversely the powers, preferences or rights given to the Series A preferred stock, (2) authorize or create any class of stock ranking as to distribution of assets upon a liquidation senior to or otherwise at parity with the Series A preferred stock, (3) increase the authorized number of shares of Series A preferred stock, (4) liquidate, dissolve or wind-up our business and affairs, or effect any Deemed Liquidation Event (as defined above), or (5) enter into any agreement with respect to the foregoing.

Conversion

The Series A preferred stock is not convertible into common stock.

Dividends and Other Distributions

Commencing on the date of issuance of any such shares of Series A preferred stock, holders of Series A preferred stock shall be entitled to receive dividends on each outstanding share of Series A preferred stock, which shall accrue at an annual rate of 10% from the date of issuance. Accrued dividends are payable upon redemption of the Series A preferred stock.

Liquidation

Upon any liquidation, dissolution or winding up of the Company after payment or provision for payment of debts and other liabilities of the Company, before any distribution or payment is made to the holders of any junior securities, the holders of Series A preferred stock shall first be entitled to be paid out of the assets of the Company available for distribution to its shareholders an amount with respect to the Liquidation Value, as defined below, after which any remaining assets of the Company shall be distributed among the holders of the other class or series of stock in accordance with the Company’s Articles of Incorporation.

Redemption

We may redeem, for cash or by application of the outstanding balance due us under any outstanding secured promissory note issued to us by Socius to purchase shares of common stock under the Securities Purchase Agreement or to acquire shares issuable upon exercise of any warrants, any or all of the shares of Series A preferred stock at any time after the first anniversary of the issuance date thereof, or if such shares were issued upon conversion of debentures the initial issuance of such debentures (whichever such date applies, the “Deemed Issuance Date”), at the redemption price per share equal to the original purchase price therefor (the “Preferred Liquidation Value”), plus any accrued but unpaid dividends with respect to such shares of Series A preferred stock (the “Preferred Redemption Price”). If we exercise this redemption option with respect to any Series A preferred stock prior to the fourth anniversary of the Deemed Issuance Date of such Series A preferred stock, then in addition to the Preferred Redemption Price, we must pay to Socius a redemption premium equal to the following with respect to such redeemed Series A preferred stock: (1) 27% of the Preferred Liquidation Value if redeemed on or after the first anniversary but prior to the second anniversary of the Deemed Issuance Date, (2) 18% of the Preferred Liquidation Value if redeemed on or after the second anniversary but prior to the third anniversary of the Deemed Issuance Date, and (3) 9% of the Preferred Liquidation Value if redeemed on or after the third anniversary but prior to the fourth anniversary of the Deemed Issuance Date.

If we determine to liquidate, dissolve or wind-up our business and affairs, or effect a Deemed Liquidation Event, we are required to redeem the Series A preferred stock at the Preferred Redemption Price (plus any required premium for early redemption).

Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities

Market Information

The following table sets forth for the periods indicated the range of high and low reported sales price per share of our common stock as reported on NYSE Amex.

		High ($)	Low ($)
2011
	Fourth Quarter (through April 1, 2011)	1.21	1.14
	Third Quarter	1.59	0.98
	Second Quarter	1.20	0.41
	First Quarter	$0.93	$0.43
2010
	Fourth Quarter	0.86	0.20
	Third Quarter	2.00	0.78
	Second Quarter	1.45	0.90
	First Quarter	$1.61	$1.00
2009
	Fourth Quarter	1.58	0.84
	Third Quarter	1.55	0.80
	Second Quarter	2.30	0.86
	First Quarter	$4.05	$2.22
2008
	Fourth Quarter	4.19	2.80
	Third Quarter	3.15	1.75
	Second Quarter	4.25	1.98
	First Quarter	$5.94	$3.27

We have not declared or paid cash dividends on our common stock and do not anticipate paying any cash dividends in the foreseeable future.

Stockholders

Our transfer agent is Computershare. On April 1, 2011 the last reported sale price of our common stock on NYSE Amex was 1.20 per share.  On April 1, 2011, there were approximately 870 holders of record of our common stock.

Plan of Distribution

On August 30, 2010 we entered into an amended and restated securities purchase agreement (“Securities Purchase Agreement”) with Socius CG II, Ltd. (“Socius”). Pursuant to the Securities Purchase Agreement we have the right over a term of two years, subject to certain conditions, to require Socius to purchase up to $10 million of shares of non-convertible redeemable Series A preferred stock in separate tranches.

Under the Securities Purchase Agreement, in connection with each tranche Socius is required to purchase that number of shares of our common stock equal in value to the amount of the tranche at a per share price equal to the closing bid price of the common stock on the trading day preceding our delivery of the tranche notice (the “Investment Price”). In addition, in connection with each tranche notice a portion of a warrant issued to Socius under the Securities Purchase Agreement will vest and become exercisable for a number of shares of common stock equal in value to up to 35% of the amount of the tranche at a per share price equal to the Investment Price. Pursuant to the Securities Purchase Agreement, in connection with each tranche the warrant will be automatically exercised with respect to the number of shares Socius becomes entitled to purchase under the warrant in connection with the tranche.

As a result of the foregoing, under the Securities Purchase Agreement, in connection with each tranche Socius will be obligated to purchase that number of shares of our common stock equal in value to 135% of the amount of the tranche at a per share price equal to the closing bid price of the common stock on the trading day preceding our delivery of the tranche notice.  Socius may pay for the shares it so purchases at its option, in cash or with a secured promissory note. Any such promissory note will bear interest at 2.0% per year. The entire principal balance and interest on the promissory note is due and payable on the fourth anniversary of the date of the promissory note, and may be applied by us toward the redemption of shares of Series A preferred stock held by Socius. The promissory note is secured by securities owned by Socius with a fair market value equal to the principal amount of the promissory note.

Our ability to submit a tranche notice is subject to certain conditions including that: (1) a registration statement covering our sale of shares of common stock to Socius in connection with the tranche is effective and (2) the issuance of such shares and warrants would not result in Socius and its affiliates beneficially owning more than 9.99% of our common stock.

In addition to our issuance of shares of common stock to Socius pursuant to the Securities Purchase Agreement, this prospectus supplement also covers the resale of shares of common stock from time to time by Socius to the public.  In connection with Socius’ sale of our shares of common stock, Socius is deemed an “underwriter” within the meaning of the Securities Act and the compensation paid to Socius is deemed to be underwriting commissions or discounts. We have agreed in the Securities Purchase Agreement to provide indemnification to Socius against certain civil liabilities.

Socius may, from time to time, sell any or all of its shares of common stock on the NYSE Amex or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. Socius may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	to a broker-dealer as principal and resale by the broker-dealer for its account;

•	broker-dealers may agree with Socius to sell a specified number of such shares at a stipulated price per share;

•	privately negotiated transactions; or

•	a combination of any such methods of sale.

Socius may use an unaffiliated broker-dealer to effectuate sales of shares of common stock.  Such sales would be made on the NYSE Amex or otherwise at prices and at terms then prevailing or at prices related to the then current market price. Each such unaffiliated broker-dealer may be an underwriter within the meaning of Section 2(a)(11) of the Securities Act. Each such broker-dealer could receive commissions from Socius which are not expected to exceed customary brokerage commissions.

Socius may also sell shares that qualify for sale pursuant to Rule 144 under the Securities Act.

Socius and any unaffiliated broker-dealer will be subject to liability under the federal securities laws and must comply with the requirements of the Securities Act and the Exchange Act, including without limitation, Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of shares of common stock by Socius or any unaffiliated broker-dealer. Under these rules and regulations, Socius and any unaffiliated broker-dealer:

•	may not engage in any stabilization activity in connection with our securities;

•
must furnish each broker that offers shares of our shares of common stock covered by the prospectus that is a part of our Registration Statement with the number of copies of such prospectus and any prospectus supplement which are required by each broker; and

•	may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Exchange Act.

These restrictions may affect the marketability of the shares by Socius and any unaffiliated broker-dealer.

We are required to pay all fees and expenses incurred by us incident to the registration of the shares to be sold to Socius. We will bear all of the costs relating to the registration of such shares. Any commissions, discounts or other fees payable to a broker, dealer, underwriter, agent or market maker in connection with the sale of any of the shares will be borne by Socius. We will make copies of this prospectus (as it may be supplemented or amended from time to time) available to Socius for the purpose of satisfying the prospectus delivery requirements of the Securities Act.

Selling Stockholder

The following table sets forth the number of shares of common stock beneficially owned by Socius immediately prior to the date of this prospectus and the total number of shares that may be offered pursuant to this prospectus based on an assumed issuance price to Socius of $1.26 which was the closing bid price per share of our common stock on March 16, 2011 and the price at which Socius purchased shares of our common stock in connection with the fourth tranche under the Securities Purchase Agreement. The table also provides information regarding the beneficial ownership of our common stock by Socius to reflect the assumed sale of all of the shares offered under this prospectus.  Socius has, to our knowledge, sole voting and investment power with respect to the shares beneficially owned by it.

	Beneficial Ownership Before Offering			Beneficial Ownership After Offering
Selling Stockholder	Number of Shares Owned	Percent	Number of Shares Being Registered	Number of Shares Owned	Percent
Socius CG II, Ltd. (1)	-	0.0%	6,913,748	-	0.0%

__________

(1)
Voting and dispositive power with respect to the shares held by Socius CG II, Ltd. is exercised by Ward Jensen, the Vice President-Trading of Socius CG II, Ltd.  However the Securities Purchase Agreement contains a restrictive covenant under which Socius is prohibited from: (1) voting any shares of Company common stock owned or controlled by it or soliciting any proxies or seeking to advise or influence any person with respect to any voting securities of the Company; (2) engaging or participating in any actions, plans or proposals which relate to or would result in, among other things, (a) an extraordinary corporate transaction such as a merger, (b) a sale of a material amount of assets, (c) any change in the present board of directors or management, (d) any change in capitalization or (e) any other change in the Company’s business or corporate structure; or (3) requesting the Company to amend or waive any such covenants.  Socius CG II, Ltd. is not a registered broker-dealer or an affiliate of a registered broker-dealer.

The selling stockholder provided us with information with respect to its share ownership. Because we are unable to estimate the number of shares that will be held upon resale of shares of common stock being registered hereby we have assumed that the selling stockholder will sell all of such shares. See “Plan of Distribution.”

Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters

Stock Ownership Table

The following table sets forth, as of April 1, 2011 certain information concerning beneficial ownership of our common stock (as determined under the rules of the SEC) by (1) each of our directors, (2) each of our executive officers, (3) each of the named executive officer, (4) all directors and executive officers as a group and (5) each person known by us to be the beneficial owner of more than five percent (5%) of our common stock.

Except as otherwise indicated, the address for each person is to the care of ZBB Energy Corporation, N93 W14475 Whittaker Way, Menomonee Falls, Wisconsin 53051.

Beneficial ownership is determined in accordance with the rules of the SEC. The information does not necessarily indicate ownership for any other purpose. Under these rules, shares of common stock issuable by us to a person pursuant to options which may be exercised within 60 days after April 1, 2011 are deemed to be beneficially owned and outstanding for purposes of calculating the number of shares and the percentage beneficially owned by that person. However, these shares are not deemed to be beneficially owned and outstanding for purposes of computing the percentage beneficially owned by any other person. The applicable percentage of common stock outstanding as of April 1, 2011 is based upon 26,787,953 shares outstanding on that date.

	Amount and Nature of Beneficial Ownership
Name of Beneficial Owner	Common Stock		Shares Subject to Options	Total	Percentage of Class
Directors and Executive Officers
Richard A. Abdoo	520,449		75,000	595,449	2.2%
Eric C. Apfelbach	22,048		227,778	249,826	*
Manfred E. Birnbaum	115,493		75,000	190,493	*
Kevin Dennis	22,977		67,125	90,102	*
Paul F. Koeppe	1,031,427		275,000	1,306,427	4.8%
Will Hogoboom	12,048		36,944	48,992	*
Daniel Nordloh	-		-	-	*
Richard A. Payne	126,581	(1)	125,000	251,581	*
Jeffrey A. Reichard	800,000		-	800,000	3.0%
Scott W. Scampini	61,725		109,333	171,058	*
				-
Directors and Executive Officers as a group (10 persons)	2,712,748		991,181	3,703,929	13.3%
				-
Five Percent Stockholders				-
Ardsley Advisory Partners(2)	2,857,831		-	2,857,831	10.7%

__________

*	Less than one percent of outstanding common stock.

(1)
Includes (i) 75,043 shares held by an affiliate of Mr. Payne, Geizo Pty. Ltd, as trustee for the RA Payne Family Trust, (ii) 17,206 shares held by Geizo Pty. Ltd as trustee for the RA Payne Super Fund and (iii) 1,412 shares held by the Emery Family Trust.

(2)
Shares are beneficially owned by Ardsley Partners Renewable Energy Fund, L.P., a Delaware limited partnership and Ardsley Renewable Energy Offshore Fund, Ltd., a British Virgin Islands corporation (“Renewable Offshore”). Ardsley Advisory Partners, a New York general partnership, and Philip J. Hempleman have shared dispositive power and shared voting power with respect to all 2,857,831 shares.  Ardsley Partners I, a New York general partnership, has shared dispositive power and shared voting power with respect to 1,754,300 shares.  The principal business address of the above-named entities and persons, with the exception of Renewable Offshore, is 262 Harbor Drive, Stamford, Connecticut 06902.  The principal business address of Renewable Offshore is Romasco Place, Wickhams Cay 1, Roadtown Tortola, British Virgin Islands.  This information has been obtained from a Schedule 13G filed by the above-named entities and persons with the SEC on February 14, 2011.

Legal Matters

The validity of the shares of common stock offered hereby and certain other legal matters will be passed upon for us by Godfrey & Kahn, S.C., Milwaukee, Wisconsin.

Experts

The consolidated financial statements of ZBB Energy Corporation and subsidiaries at June 30, 2010, included in  the Company’s Annual Report on Form 10-K for the year ended June 30, 2010 incorporated by reference  in this prospectus and the registration statement of which this prospectus is a part, have been audited by PKF LLP, (formerly known as PKF, Certified Public Accountants, A Professional Corporation), independent registered public accounting firm, as set forth in their report thereon appearing therein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The financial statements of TE Holdings Group, LLC (formerly known as Tier Electronics LLC) as of December 31, 2010 and 2009, and for the year and the eight month period then ended, which appears in the Company’s Form 8-K/A dated April 4, 2011, incorporated by reference in this prospectus and the registration statement of which this prospectus is a part, have been audited by Baker Tilly Virchow Krause, LLP, as set forth in their report thereon appearing therein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

Disclosure of Commission Position on Indemnification for Securities Act Liabilities

We are incorporated under the laws of the State of Wisconsin.  Sections 180.0850 to 180.0859 of the Wisconsin Business Corporation Law (“WBCL”) require a corporation to indemnify any director or officer who is a party to any threatened, pending or completed civil, criminal, administrative or investigative action, suit, arbitration or other proceeding, whether formal or informal, which involves foreign, federal, state or local law and which is brought by or in the right of the corporation or by any other person. A corporation’s obligation to indemnify any such person includes the obligation to pay any judgment, settlement, penalty, assessment, forfeiture or fine, including any excise tax assessed with respect to an employee benefit plan, and all reasonable expenses including fees, costs, charges, disbursements, attorney’s and other expenses except in those cases in which liability was incurred as a result of the breach or failure to perform a duty which the director or officer owes to the corporation and the breach or failure to perform constitutes: (i) a willful failure to deal fairly with the corporation or its shareholders in connection with a matter in which the director or officer has a material conflict of interest; (ii) a violation of criminal law, unless the person has reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful; (iii) a transaction from which the person derived an improper personal profit; or (iv) willful misconduct.

Unless otherwise provided in a corporation’s articles of incorporation or by-laws or by written agreement, an officer or director seeking indemnification is entitled to indemnification if approved in any of the following manners: (i) by majority vote of a disinterested quorum of the board of directors, or if such quorum of disinterested directors cannot be obtained, by a majority vote of a committee of two or more disinterested directors; (ii) by independent legal counsel; (iii) by a panel of three arbitrators; (iv) by affirmative vote of shareholders; (v) by a court; or (vi) with respect to any additional right to indemnification granted, by any other method permitted in Section 180.0858 of the WBCL.

Reasonable expenses incurred by a director or officer who is a party to a proceeding may be reimbursed by a corporation at such time as the director or officer furnishes to the corporation written affirmation of his good faith belief that he has not breached or failed to perform his duties and a written undertaking to repay any amounts advanced if it is determined that indemnification by the corporation is not required.

The indemnification provisions of Sections 180.0850 to 180.0859 of the WBCL are not exclusive. A corporation may expand an officer’s or director’s right to indemnification (i) in its articles of incorporation or by-laws; (ii) by written agreement between the director or officer and the corporation; (iii) by resolution of its board of directors; or (iv) by resolution of a majority of all of the corporation’s voting shares then issued and outstanding.

As permitted by Section 180.0858 of the WBCL, ZBB has adopted indemnification provisions in its By-Laws which closely track the statutory indemnification provisions with certain exceptions. In particular, Article V of ZBB’s By-Laws provides (i) that an individual shall be indemnified unless it is proven by a final judicial adjudication that indemnification is prohibited, and (ii) payment or reimbursement of expenses, subject to certain limitations, will be mandatory rather than permissive.

ZBB’s officers and directors are also covered by officers’ and directors’ liability insurance for actions taken in their capacities as such, including liabilities under the Securities Act.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to such directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by such director, officer or controlling person in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Where You Can Find More Information

We have filed with the SEC a registration statement on Form S-1, of which this prospectus is a part, under the Securities Act of 1933, as amended, to register the securities offered by this prospectus. However, this prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. We encourage you to carefully read the registration statement and the exhibits and schedules to the registration statement. For further information pertaining to us and our common stock, we refer you to our registration statement and the exhibits thereto, copies of which may be inspected without charge at the SEC’s Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. Information concerning the operation of the SEC’s Public Reference Room is available by calling the SEC at 1-800-SEC-0330. Copies of all or any part of the registration statement may be obtained at prescribed rates from the SEC. The SEC also makes our filings available to the public on its Internet site (http://www.sec.gov).

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You can inspect and copy these reports, proxy statements and other information at the public reference facilities and Internet site of the SEC referred to above.

Documents Incorporated By Reference

The SEC allows us to “incorporate by reference” information into this document. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this document, except for any information superseded by information that is included directly in this document or incorporated by reference subsequent to the date of this document.

This prospectus incorporates by reference the documents listed below:

•	Our Annual Report on Form 10-K for the year ended June 30, 2010 filed with the SEC on September 10, 2010;

•	Our Proxy Statement for our 2010 Annual Meeting of Shareholders filed with the SEC on September 24, 2010; and

•	Our Quarterly Report on Form 10-Q for the quarter ended September 30, 2010 filed with the SEC on November 15, 2010;

•	Our Quarterly Report on Form 10-Q for the quarter ended December 31, 2010 filed with the SEC on February 14, 2010;

•
Our Current Reports on Form 8-K filed with the SEC on August 23, 2010, August 31, 2010, September 3, 2010, September 7, 2010, September 8, 2010, September 17, 2010, October 8, 2010, October 13, 2010, November 12, 2010, December 6, 2010, December 7, 2010, December 30, 2010, January 5, 2011, January 24, 2011 and April 5, 2011 (other than any portions thereof deemed furnished and not filed).

Any statement contained in a document we incorporate by reference will be modified or superseded for all purposes to the extent that a statement contained in this prospectus (or in any other document that is subsequently filed with the SEC and incorporated by reference) modifies or is contrary to that previous statement. Any statement so modified or superseded will not be deemed a part of this prospectus except as so modified or superseded.

You may request a copy of any of the documents referred to above, other than an exhibit to a filing unless the exhibit is specifically incorporated by reference into that filing, at no cost, by contacting us in writing or by telephone at:

Investor Relations
 ZBB Energy Corporation
 N93 W14475 Whittaker Way
Menomonee Falls, WI 53051
(262) 253-9800

You can also find the above-referenced filings on our website at www.zbbenergy.com. Except as provided above, no other information, including information on our website, is incorporated by reference in this prospectus.

Up to $8,711,323 of Shares of Common Stock

Prospectus

Part II Information Not Required in the Prospectus

Item 13.  Other Expenses of Issuance and Distribution

The following table sets forth expenses (estimated except for the registration fee) in connection with the offering described in the registration statement:

SEC registration fee	$1,011
Accounting fees and expenses	$10,000
Legal fees and expenses	$15,000
Miscellaneous	$5,000
Total	$31,011

Item 14.  Indemnification of Directors and Officers

Sections 180.0850 to 180.0859 of the WBCL require a corporation to indemnify any director or officer who is a party to any threatened, pending or completed civil, criminal, administrative or investigative action, suit, arbitration or other proceeding, whether formal or informal, which involves foreign, federal, state or local law and which is brought by or in the right of the corporation or by any other person. A corporation’s obligation to indemnify any such person includes the obligation to pay any judgment, settlement, penalty, assessment, forfeiture or fine, including any excise tax assessed with respect to an employee benefit plan, and all reasonable expenses including fees, costs, charges, disbursements, attorney’s and other expenses except in those cases in which liability was incurred as a result of the breach or failure to perform a duty which the director or officer owes to the corporation and the breach or failure to perform constitutes: (i) a willful failure to deal fairly with the corporation or its shareholders in connection with a matter in which the director or officer has a material conflict of interest; (ii) a violation of criminal law, unless the person has reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful; (iii) a transaction from which the person derived an improper personal profit; or (iv) willful misconduct.

Unless otherwise provided in a corporation’s articles of incorporation or by-laws or by written agreement, an officer or director seeking indemnification is entitled to indemnification if approved in any of the following manners: (i) by majority vote of a disinterested quorum of the board of directors, or if such quorum of disinterested directors cannot be obtained, by a majority vote of a committee of two or more disinterested directors; (ii) by independent legal counsel; (iii) by a panel of three arbitrators; (iv) by affirmative vote of shareholders; (v) by a court; or (vi) with respect to any additional right to indemnification granted, by any other method permitted in Section 180.0858 of the WBCL.

Reasonable expenses incurred by a director or officer who is a party to a proceeding may be reimbursed by a corporation at such time as the director or officer furnishes to the corporation written affirmation of his good faith belief that he has not breached or failed to perform his duties and a written undertaking to repay any amounts advanced if it is determined that indemnification by the corporation is not required.

The indemnification provisions of Sections 180.0850 to 180.0859 of the WBCL are not exclusive. A corporation may expand an officer’s or director’s right to indemnification (i) in its articles of incorporation or by-laws; (ii) by written agreement between the director or officer and the corporation; (iii) by resolution of its board of directors; or (iv) by resolution of a majority of all of the corporation’s voting shares then issued and outstanding.

As permitted by Section 180.0858 of the WBCL, ZBB has adopted indemnification provisions in its By-Laws which closely track the statutory indemnification provisions with certain exceptions. In particular, Article V of ZBB’s By-Laws provides (i) that an individual shall be indemnified unless it is proven by a final judicial adjudication that indemnification is prohibited, and (ii) payment or reimbursement of expenses, subject to certain limitations, will be mandatory rather than permissive.

ZBB’s officers and directors are also covered by officers’ and directors’ liability insurance.

Item 15.  Recent Sales of Unregistered Securities

January 2011 Private Placement

On January 21, 2011 the Company entered into an Asset Purchase Agreement (the “Purchase Agreement”) with DCDC Acquisition Company LLC, a wholly-owned subsidiary of the Company (“Acquisition Sub”), Tier Electronics LLC (“Seller”), and Jeffrey Reichard, pursuant to which Acquisition Sub acquired substantially all of the net assets of Seller used in connection with Seller’s business of developing, manufacturing, marketing and selling power electronics products for and to original equipment manufacturers in various industries.  The purchase price was comprised of (1) a $1.35 million promissory note issued by Acquisition Sub to Seller, (2) 800,000 shares of the Company’s common stock (the “Subject Shares”), and (3) Acquisition Sub’s assumption of approximately $900,000 of Seller’s liabilities, including $350,000 of customer deposits.

The Company sold the Subject Shares without registration under the Securities Act of 1933, as amended, or state securities laws, in reliance on the exemptions provided by Section 4(2) of the Securities Act of 1933 and/or Regulation D promulgated thereunder. Since the shares have not been registered, they may not be offered or sold by the investors absent registration or an applicable exemption from registration requirements, such as the exemption afforded by Rule 144 under the Securities Act of 1933.

December 2010 Private Placement

On December 29, 2010, the Company entered into Stock Purchase Agreements with certain investors providing for the sale of a total of 1,598,902 shares of the Company’s common stock for an aggregate purchase price of $1,455,000 at a price per share equal to the closing price of the Company’s common stock on December 28, 2010.  $200,000 of these shares were purchased without registration by members of the Company’s board of directors.

The Company sold the shares to the directors without registration under the Securities Act of 1933, as amended, or state securities laws, in reliance on the exemptions provided by Section 4(2) of the Securities Act of 1933 and/or Regulation D promulgated thereunder. Since the shares have not been registered, they may not be offered or sold by the investors absent registration or an applicable exemption from registration requirements, such as the exemption afforded by Rule 144 under the Securities Act of 1933.

October 2010 Private Placement

On October 12, 2010, the Company entered into Stock Purchase Agreements with certain investors providing for the sale of a total of 3,329,466 shares of the Company’s common stock for an aggregate purchase price of $1,435,000 at a price per share equal to the closing price of the Company’s common stock on October 12, 2010.  $425,000 of these shares were purchased without registration by members of the Company’s board of directors.

The Company sold the shares to the directors without registration under the Securities Act of 1933, as amended, or state securities laws, in reliance on the exemptions provided by Section 4(2) of the Securities Act of 1933 and/or Regulation D promulgated thereunder. Since the shares have not been registered, they may not be offered or sold by the investors absent registration or an applicable exemption from registration requirements, such as the exemption afforded by Rule 144 under the Securities Act of 1933.

March 2010 Private Placement

On March 19, 2010, the Company entered into a Stock Purchase Agreement with each of the Company’s directors and certain of its officers in connection with the private issuance and sale to such investors of 337,348 shares of common stock (the “Private Placement”).  Through the Private Placement the Company’s directors and officers purchased a total of $280,000 shares of common stock for a price per share equal to the closing price of the Company’s common stock on March 19, 2010.

The Company sold the shares without registration under the Securities Act of 1933, as amended, or state securities laws, in reliance on the exemptions provided by Section 4(2) of the Securities Act of 1933 and/or Regulation D promulgated thereunder. Since the shares have not been registered, they may not be offered or sold by the investors absent registration or an applicable exemption from registration requirements, such as the exemption afforded by Rule 144 under the Securities Act of 1933.

Item 16.  Exhibits

A list of exhibits filed herewith or incorporated by reference is contained in the Exhibit Index which is incorporated herein by reference.

Item 17.  Undertakings

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrants, pursuant to the provisions described under Item 15 or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification by it is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any acts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement (notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the SEC pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement); and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;  provided, however, that subparagraphs (i), (ii) and (iii) do not apply if the information required to be included in a post-effective amendment by those subparagraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration, by means of a post-effective amendment, any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) if the registrant is relying on Rule 430B: (A) each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and (B) each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii) if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and (iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) That for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.
(8) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Menomonee Falls, State of Wisconsin, on April 5, 2011.

ZBB Energy Corporation

By:	/s/ Eric C. Apfelbach
Eric C. Apfelbach
President and Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURES

Each person whose signature appears below constitutes and appoints Eric C. Apfelbach and Will Hogoboom his or her true and lawful attorneys-in-fact and agents, each acting alone, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all parties, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on behalf of the registrant and in the capacities indicated on dates indicated.

	Position	Date
/s/ Eric C. Apfelbach	President and Chief Executive Officer	April 5, 2011
Eric C. Apfelbach	(Principal executive officer) and Director

/s/ Will Hogoboom	Chief Financial Officer (Principal financial officer and Principal accounting officer)	April 5, 2011
Will Hogoboom

/s/ Paul F. Koeppe	Chairman and Director	April 5, 2011
Paul F. Koeppe

/s/ Richard A. Abdoo	Director	April 5, 2011
Richard A. Abdoo

/s/ Manfred Birnbaum	Director	April 5, 2011
Manfred Birnbaum

/s/ Richard A. Payne	Director	April 5, 2011
Richard A. Payne

/s/ Jeff Reichard	Director	April 5, 2011
Jeff Reichard

Exhibit Index

Exhibit No.	Description	Incorporated by Reference to

3.1	Articles of Incorporation of ZBB Energy Corporation, as amended	Incorporated by reference to the Company’s Registration Statement on Form SB-2 filed on October 27, 2006

3.2	Amended and Restated By-laws of ZBB Energy Corporation (as of November 16, 2009)	Incorporated by reference to the Company’s definitive proxy statement filed on September 25, 2009

4.1	Form of Stock Certificate	Incorporated by reference to the Company’s Amendment No. 3 to Registration Statement on Form SB-2 filed on April 13, 2007
4.2	Form of Common Stock Purchase Warrant	Incorporated by reference to the Company’s Report on Form 8-K filed on August 14, 2009

4.3	Form of Warrant	Incorporated by reference to the Company’s Report on Form 8-K filed on March 9, 2010

4.4	Form of Debenture	Incorporated by reference to the Company’s Report on Form 8-K filed on August 31, 2010

4.5	Warrant to Purchase Common Stock Issued to Socius CG II, Ltd. dated August 30, 2010	Incorporated by reference to the Company’s Report on Form 8-K filed on August 31, 2010

4.6	Certificate of Designation of Preferences, Rights and Limitations of Series A Preferred Stock	Incorporated by reference to Appendix C attached to the Company’s Definitive Proxy Statement filed on September 24, 2010

4.7	2010 Omnibus Long-Term Incentive Plan Form Stock Option Award Agreement	Incorporated by reference to the Company’s Registration Statement on Form S-8 filed on January 31, 2010

4.8	2010 Omnibus Long-Term Incentive Plan Form Restricted Stock Unit Award Agreement	Incorporated by reference to the Company’s Registration Statement on Form S-8 filed on January 31, 2010

5	Opinion of Godfrey & Kahn, S.C.	Filed herewith

10.1	Letter Agreement dated as of July 13, 2006 between ZBB Energy Corporation, 41 Broadway Associates, LLC	Incorporated by reference to the Company’s Amendment No. 2 to Registration Statement on Form SB-2 filed on March 19, 2007

10.2	Contract dated as of June 29, 2007 between ZBB Technologies Ltd and the Commonwealth of Australia	Incorporated by reference to the Company’s Registration Statement on Form S-1 filed on September 3, 2011

Exhibit No.	Description	Incorporated by Reference to

10.3	Employment Agreement dated as of August 18, 2010 between ZBB Energy Corporation and Scott Scampini	Incorporated by reference to the Company’s Report on Form 8-K filed on August 23, 2010

10.4	2002 Stock Option Plan of ZBB Energy Corporation	Incorporated by reference to the Company’s Registration Statement on Form S-8 filed on April 16, 2008

10.5	2005 Employee Stock Option Scheme of ZBB Energy Corporation	Incorporated by reference to the Company’s Registration Statement on Form SB-2 filed on October 27, 2006
10.6	2007 Equity Incentive Plan of ZBB Energy Corporation	Incorporated by reference to the Company’s Registration Statement on Form S-8 filed on April 16, 2008
10.7	Form of Subscription Agreement, dated August 13, 2009, entered into between ZBB Energy Corporation and CapStone Investments and each purchaser signatory thereto	Incorporated by reference to the Company’s Report on Form 8-K filed on August 14, 2009
10.8	Resignation and Indemnification Agreement by and between the Company and Robert J. Parry dated as of October 31, 2009	Incorporated by reference to the Company’s Report on Form 8-K filed on November 4, 2009
10.9	Director Nonstatutory Stock Option Agreement by and between the Company and Paul F. Koeppe dated as of November 2, 2009	Incorporated by reference to the Company’s Report on Form 8-K filed on November 4, 2009
10.10	Agreement dated January 7, 2010 by and between the Company and Eric C. Apfelbach	Incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2009
10.11	Restrictive Covenant Agreement dated January 7, 2010 by and between the Company and Eric C. Apfelbach	Incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2009
10.12	Nonstatutory Stock Option Agreement dated January 7, 2010 by and between the Company and Eric C. Apfelbach (performance-based)	Incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2009
10.13	Nonstatutory Stock Option Agreement dated January 7, 2010 by and between the Company and Eric C. Apfelbach (time-based).	Incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2009
10.14	Agreement dated February 3, 2010 by and between the Company and Steven A. Seeker	Incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2009
10.15	Placement Agent Agreement, dated March 1, 2010, by and between ZBB Energy Corporation and Sutter Securities Incorporated	Incorporated by reference to the Company’s Report on Form 8-K filed on March 9, 2010
10.16	Securities Purchase Agreement, dated March 8, 2010, by and between ZBB Energy Corporation and the purchasers signatory thereto	Incorporated by reference to the Company’s Report on Form 8-K filed on March 9, 2010
10.17	Form Stock Purchase Agreement, dated March 19, 2010	Incorporated by reference to the Company’s Report on Form 8-K filed on March 22, 2010
10.18	Amended and Restated Securities Purchase Agreement by and between ZBB Energy Corporation and Socius CG II, Ltd., dated August 30, 2010	Incorporated by reference to the Company’s Report on Form 8-K filed on August 31, 2010
10.19	2010 Omnibus Long-term Incentive Plan	Incorporated by reference to Appendix A attached to the Company’s Definitive Proxy Statement filed on September 24, 2010
10.20	Form of Stock Purchase Agreement, dated October 12, 2010	Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on October 13, 2010
10.21	Form of Stock Purchase Agreement, dated October 12, 2010	Incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on October 13, 2010
10.22	Independent contractor agreement dated December 1, 2010 between ZBB Energy Corporation and Will Hogoboom	Incorporated by reference to Exhibit 99.1 to the Company’s Current Report on Form 8-K filed on December 6, 2010
10.23	Form of Stock Purchase Agreement, dated December 29, 2010	Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on December 30, 2010
10.24	Form of Stock Purchase Agreement, dated December 29, 2010	Incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on December 30, 2010
10.25	Financial Advisory Agreement between ZBB Energy Corporation and Stonegate Securities, Inc., dated December 29, 2010	Incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed on December 30, 2010
10.26	ZBB Energy Corporation Director Compensation Policy dated November 10, 2010	Incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2010
10.27	Form of Stock Purchase Agreement, dated January 3, 2011	Incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed on January 5, 2010

Exhibit No.	Description	Incorporated by Reference to

10.28	Financial Advisory Agreement between ZBB Energy Corporation and Stonegate Securities, Inc., dated January 3, 2010	Incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed on January 5, 2010
10.29	Asset Purchase Agreement by and among ZBB Energy Corporation, DCDC Acquisition Company LLC, Tier Electronics LLC and Jeffrey Reichard dated January 21, 2011	Incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed on January 24, 2010
10.30	Registration Rights Agreement between ZBB Energy Corporation and Tier Electronics LLC dated January 21, 2011	Incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed on January 24, 2010
10.31	Employment Agreement between ZBB Energy Corporation and Jeffrey Reichard dated January 21, 2011	Incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed on January 24, 2010
10.32	Form of Nonstatutory Option Agreements issued on January 21, 2011 to Jeff Reichard, Joanne Reichard and Nathan Jobe	Incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed on January 24, 2010
10.33	$1,350,000 Non-negotiable Promissory Note issued on January 21, 2011 to Tier Electronics LLC	Incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed on January 24, 2010
23.1	Consent of PKF LLP	Filed herewith
23.2	Consent of Baker Tilly Virchow Krause, LLP	Filed herewith